Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OPKO HEALTH, INC.

OPKO Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is OPKO Health, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on November 18, 1991.

THIRD: An Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on June 8, 2007.

FOURTH: At a regular meeting of the Board of Directors of the Corporation held on June 14, 2013, the Board of Directors adopted and approved an amendment to the Certificate of the Corporation that increased the Corporation’s authorized shares of common stock.

FIFTH: At the Annual Meeting of the Stockholders of the Corporation held on August 28, 2013, the Stockholders adopted and approved an amendment to the Certificate of the Corporation that increased the Corporation’s authorized shares of common stock.

SIXTH: The Certificate is hereby amended by deleting the first sentence in Paragraph 4.1 of Article IV, in its entirety and inserting the following in lieu thereof:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Seven Hundred and Sixty Million (760,000,000) shares, consisting of: Seven Hundred and Fifty Million (750,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

SEVENTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and has been approved in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

[Signature on following page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of August, 2013.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	Executive Vice President - Administration